Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2017
Third Quarter and Nine Months; Tightens Fiscal 2017 Guidance
DALLAS (August 2, 2017) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2017 third quarter and nine months ended June 30, 2017.

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Fiscal 2017 third quarter consolidated net income was $70.8 million, or $0.67 per diluted share, compared with consolidated net income of $71.2 million, or $0.69 per diluted share in the prior-year quarter.

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Fiscal 2017 third quarter net income from continuing operations was $70.8 million, or $0.67 per diluted share. In the prior-year quarter, net income from continuing operations was $66.1 million, or $0.64 per diluted share.

•	The company now expects fiscal 2017 earnings from continuing operations to be in the middle of the tightened range of $3.55 to $3.63 per diluted share.

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The company's Board of Directors has declared a quarterly dividend of $0.45 per common share. The indicated annual dividend for fiscal 2017 is $1.80, which represents a 7.1 percent increase over fiscal 2016.

For the nine months ended June 30, 2017, net income from continuing operations was $346.9 million or $3.27 per diluted share, compared with net income from continuing operations of $310.7 million, or $3.01 per diluted share for the same period last year.

“Our regulatory framework is paramount to our success in becoming the nation’s safest utility,” said Kim Cocklin, chief executive officer of Atmos Energy Corporation. “Timely recovery of our infrastructure investments provides for the efficient conversion of rate base growth to earnings growth. Now that our most significant rate activities have been concluded, we expect fiscal 2017 earnings from continuing operations to be in the middle of our tightened range of $3.55 to $3.63 per diluted share,” Cocklin concluded.

Results for the Three Months Ended June 30, 2017
Distribution gross profit increased $19.0 million to $296.3 million for the three months ended June 30, 2017, compared with $277.3 million in the prior-year quarter. Gross profit reflects a net $13.7 million increase in rates, primarily in the Mid-Tex, West Texas, Louisiana and Mississippi Divisions. In addition, consumption increased a net $1.8 million, despite weather that was 19 percent warmer than the prior-year quarter and customer growth, primarily in the Mid-Tex Division, contributed an incremental $1.1 million in gross profit.
Pipeline and storage gross profit increased $1.7 million to $116.0 million for the three months ended June 30, 2017, compared with $114.3 million in the prior-year quarter. This increase is primarily the result of higher through system revenue of $1.3 million, largely related to incremental throughput on the Enlink Pipeline, which was acquired in the first quarter of fiscal 2017, and higher basis spreads due to increased production in the Permian Basin.
Continuing operation and maintenance expense for the three months ended June 30, 2017, was $128.7 million, compared with $131.4 million for the prior-year quarter. The $2.7 million quarter-over-quarter decrease was primarily driven by lower legal expenses.

Results for the Nine Months Ended June 30, 2017
Distribution gross profit increased $80.8 million to $1,105.0 million for the nine months ended June 30, 2017, compared with $1,024.2 million in the prior-year period. Gross profit reflects a net $59.0 million increase in rates, primarily in the Mid-Tex, Louisiana and Mississippi Divisions. Customer growth, primarily in the Mid-Tex Division, contributed an incremental $5.4 million in gross profit. Transportation gross profit, primarily in the Kentucky/Mid-States, Mid-Tex and West Texas Divisions, increased $4.2 million, period over period. Revenue-related taxes, primarily in the Mid-Tex and West Texas Divisions, increased gross profit by $3.8 million. In addition, net consumption increased $2.1 million, despite weather that was 12 percent warmer than the prior-year period.
Pipeline and storage gross profit increased $22.4 million to $336.9 million for the nine months ended June 30, 2017, compared with $314.5 million in the prior-year period. This increase primarily is attributable to a $22.1 million increase in revenue from the GRIP filings approved in fiscal 2016.
Continuing operation and maintenance expense for the nine months ended June 30, 2017, was $385.9 million, compared with $379.1 million for the prior-year period. This $6.8 million increase was primarily driven by higher employee-related costs and increased pipeline maintenance spending.
In January 2017, the company completed the sale of its natural gas marketing business. Net income from discontinued operations was $13.7 million for the nine months ended June 30, 2017, compared with $5.2 million in the prior–year period. The increase largely reflects the recognition of a net $6.6 million noncash gain in the first quarter of fiscal 2017 from unwinding hedge accounting for certain of the natural gas marketing business's financial positions as a result of the sale and a $2.7 million gain recognized on the sale in the second fiscal quarter.
Capital expenditures increased $22.4 million to $812.1 million for the nine months ended June 30, 2017, compared with $789.7 million in the prior-year period, driven by a planned increase in spending for infrastructure replacements and enhancements.

For the nine months ended June 30, 2017, the company generated operating cash flow of $745.6 million, a $115.6 million increase compared with the nine months ended June 30, 2016. The year-over-year increase primarily reflects the positive cash effect of successful rate case outcomes achieved in fiscal 2016 and changes in working capital, primarily the recovery of deferred purchased gas cost.
The debt capitalization ratio at June 30, 2017 was 46.0 percent, compared with 48.5 percent at September 30, 2016 and 47.3 percent at June 30, 2016. At June 30, 2017, there was $258.6 million of short-term debt outstanding, compared with $829.8 million at September 30, 2016 and $670.5 million at June 30, 2016. On June 8, 2017, the company completed a public offering of $500 million of 3.00% senior unsecured notes due 2027 and $250 million of 4.125% senior unsecured notes due 2044. The net proceeds of approximately $753 million were used to repay $250 million 6.35% senior unsecured notes at maturity on June 15, 2017 and for general corporate purposes, including the repayment of commercial paper.

Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy now expects fiscal 2017 earnings from continuing operations to be in the tightened range of $3.55 to $3.63 per diluted share. Net income from continuing operations is now expected to be in the range of $375 million to $385 million. Capital expenditures for fiscal 2017 are still expected to range between $1.1 billion and $1.25 billion.

Conference Call to be Webcast August 3, 2017
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2017 third quarter financial results on Thursday, August 3, 2017, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Kim Cocklin, Chief Executive Officer, Mike Haefner, President and Chief Operating Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016, and in the company's Quarterly Report on Form 10-Q for the three and six months ended March 31, 2017. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure
The historical financial information in this news release utilizes a certain financial measure that is not presented in accordance with generally accepted accounting principles (GAAP). Specifically, the company uses gross profit, defined as operating revenues less purchased gas cost, to discuss and analyze its financial performance. Its operations are affected by the cost of natural gas, which is passed through to its customers without markup and includes commodity price, transportation, storage, injection and withdrawal fees, along with hedging settlements. These costs are reflected in the income statement as purchased gas cost. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues. Accordingly, the company believes gross profit, a non-GAAP financial measure defined as operating revenues less purchased gas cost, is a better indicator of its financial performance than operating revenues as it provides a useful and more relevant measure to analyze its financial performance.

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30
(000s except per share)	2017	2016
Gross Profit:
Distribution segment	$296,293	$277,336
Pipeline and storage segment	116,032	114,293
Intersegment eliminations	—	—
Gross profit	412,325	391,629
Operation and maintenance expense	128,690	131,388
Depreciation and amortization	80,023	72,880
Taxes, other than income	62,948	58,965
Total operating expenses	271,661	263,233
Operating income	140,664	128,396
Miscellaneous income (expense)	(289)	1,118
Interest charges	28,498	27,679
Income from continuing operations before income taxes	111,877	101,835
Income tax expense	41,069	35,692
Income from continuing operations	70,808	66,143
Income from discontinued operations, net of tax	—	5,050
Net Income	$70,808	$71,193
Basic and diluted net income per share
Income per share from continuing operations	$0.67	$0.64
Income per share from discontinued operations	—	0.05
Net income per share - basic and diluted	$0.67	$0.69
Cash dividends per share	$0.45	$0.42
Basic and diluted weighted average shares outstanding	106,364	103,750

	Three Months Ended June 30
Summary Net Income by Segment (000s)	2017	2016
Distribution	$36,514	$30,361
Pipeline and storage	34,294	35,782
Net income from continuing operations	70,808	66,143
Net income from discontinued operations	—	5,050
Net Income	$70,808	$71,193

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30
(000s except per share)	2017	2016
Gross Profit:
Distribution	$1,105,048	$1,024,244
Pipeline and Storage	336,876	314,496
Intersegment eliminations	(44)	—
Gross profit	1,441,880	1,338,740
Operation and maintenance expense	385,867	379,073
Depreciation and amortization	234,648	214,927
Taxes, other than income	185,611	171,959
Total operating expenses	806,126	765,959
Operating income	635,754	572,781
Miscellaneous expense	(450)	(90)
Interest charges	86,472	84,775
Income from continuing operations before income taxes	548,832	487,916
Income tax expense	201,974	177,224
Income from continuing operations	346,858	310,692
Income from discontinued operations, net of tax	10,994	5,172
Gain on sale of discontinued operations, net of tax	2,716	—
Net Income	$360,568	$315,864
Basic and diluted earnings per share
Income per share from continuing operations	$3.27	$3.01
Income per share from discontinued operations	0.13	0.05
Net income per share - basic and diluted	$3.40	$3.06
Cash dividends per share	$1.35	$1.26
Basic and diluted weighted average shares outstanding	105,862	103,137

	Nine Months Ended June 30
Summary Net Income by Segment (000s)	2017	2016
Distribution	$253,023	$219,377
Pipeline and Storage	93,835	91,315
Net income from continuing operations	346,858	310,692
Net income from discontinued operations	13,710	5,172
Net income	$360,568	$315,864

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2017	2016
Net property, plant and equipment	$8,924,381	$8,268,606
Cash and cash equivalents	69,777	47,534
Accounts receivable, net	250,224	215,880
Gas stored underground	151,656	179,070
Current assets of disposal group classified as held for sale	—	151,117
Other current assets	62,725	88,085
Total current assets	534,382	681,686
Goodwill	729,673	726,962
Noncurrent assets of disposal group classified as held for sale	—	28,616
Deferred charges and other assets	310,339	305,019
	$10,498,775	$10,010,889

Shareholders' equity	$3,901,710	$3,463,059
Long-term debt	3,066,734	2,188,779
Total capitalization	6,968,444	5,651,838
Accounts payable and accrued liabilities	164,365	196,485
Current liabilities of disposal group classified as held for sale	—	72,900
Other current liabilities	322,721	439,085
Short-term debt	258,573	829,811
Current maturities of long-term debt	—	250,000
Total current liabilities	745,659	1,788,281
Deferred income taxes	1,853,564	1,603,056
Noncurrent liabilities of disposal group classified as held for sale	—	316
Deferred credits and other liabilities	931,108	967,398
	$10,498,775	$10,010,889

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2017	2016
Cash flows from operating activities
Net income	$360,568	$315,864
Depreciation and amortization	234,833	216,670
Deferred income taxes	188,256	171,042
Gain on sale of discontinued operations	(12,931)	—
Discontinued cash flow hedging for natural gas marketing commodity contracts	(10,579)	—
Other	14,892	14,430
Changes in assets and liabilities	(29,478)	(88,060)
Net cash provided by operating activities	745,561	629,946
Cash flows from investing activities
Capital expenditures	(812,148)	(789,688)
Acquisition	(86,128)	—
Proceeds from the sale of discontinued operations	140,253	—
Available-for-sale securities activities, net	(14,329)	558
Use tax refund	18,562	—
Other, net	6,435	5,731
Net cash used in investing activities	(747,355)	(783,399)
Cash flows from financing activities
Net increase (decrease) in short-term debt	(571,238)	212,539
Proceeds from issuance of long-term debt, net of premium/discount	884,911	—
Net proceeds from equity offering	98,755	98,660
Issuance of common stock through stock purchase and employee retirement plans	22,673	26,500
Settlement of interest rate agreements	(36,996)	—
Interest rate agreements cash collateral	25,670	(16,330)
Repayment of long-term debt	(250,000)	—
Cash dividends paid	(143,075)	(130,363)
Debt issuance costs	(6,663)	—
Net cash provided by financing activities	24,037	191,006
Net increase in cash and cash equivalents	22,243	37,553
Cash and cash equivalents at beginning of period	47,534	28,653
Cash and cash equivalents at end of period	$69,777	$66,206

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2017	2016	2017	2016
Consolidated distribution throughput (MMcf as metered)	76,281	69,456	324,555	330,968
Consolidated pipeline and storage transportation volumes (MMcf)	159,023	128,881	425,150	373,080
Distribution meters in service	3,213,853	3,179,726	3,213,853	3,179,726
Distribution average cost of gas	$4.60	$3.78	$5.14	$4.01
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